Exhibit 99.1

Marinus Pharmaceuticals Expands Enrollment Criteria to Support Recruitment in Phase 3 RAISE Trial in Refractory Status Epilepticus

RADNOR, Pa. – June 8, 2022 – Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today announced that it has amended the protocol for its Phase 3 RAISE trial in refractory status epilepticus (RSE) to expand eligibility criteria, support patient recruitment and drive enrollment efficiencies at clinical sites.

“Based on extensive consultation with trial investigators and our Scientific Advisory Board, we are implementing protocol changes to the RAISE trial that we are confident will allow clinical sites to enroll a broader population of patients to support recruitment,” said Scott Braunstein, M.D., Chief Executive Office of Marinus. “We believe the updated protocol also brings improved convenience and clarity and meets the evolving needs of a hospital-based clinical trial.”

Marinus has broadened inclusion criteria in the RAISE trial to allow for enrollment of patients previously treated with IV anesthesia, as well as patients transferred from other hospitals or treated in the emergency room. These patient cohorts were included in the Phase 2 RSE trial and the efficacy and safety data of ganaxolone in this population was consistent with the overall Phase 2 data. Marinus expects that the vast majority of sites will adopt these protocol updates by the middle of the third quarter of 2022.

Marinus reached alignment with the U.S. Food and Drug Administration on the protocol amendment, including a proposal for a potential interim analysis. If the company chooses to do the interim analysis, it could potentially allow an early stop to the trial for efficacy data if the analysis were to meet the predefined statistical criteria.

To further support recruitment and enrollment, Marinus expects to initiate site activations in Canada in the third quarter of 2022 targeting 10 new sites and is evaluating further expansion into Israel and Australia. The company is targeting 65-75 sites globally and continues to expect topline data in the second half of 2023.

Ganaxolone development for RSE is being funded in part by the Biomedical Advanced Research and Development Authority (BARDA), part of the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services, under contract number 75A50120C00159.

About Status Epilepticus

Status epilepticus (SE) is a condition characterized by prolonged or repetitive seizures which, if treatment is delayed or ineffective, may result in medical or neurologic complications. SE is a neurologic emergency affecting approximately 150,000 patients in the U.S. each year. Benzodiazepines are the first-line treatment for SE. If these are not successful in terminating SE, one or more IV AEDs are administered as the second line of treatment. If treatment with the first IV AED following benzodiazepines is ineffective, the patient is considered to have refractory SE (RSE).

About Marinus Pharmaceuticals

Marinus is a commercial stage pharmaceutical company dedicated to the development of innovative therapeutics for seizure disorders. The Company’s commercial product, ZTALMY® (ganaxolone) oral suspension CV, has been approved by the U.S. FDA for the treatment of seizures associated with CDKL5 deficiency disorder in patients two years of age and older. The potential of ganaxolone is also being studied in other rare seizure disorders, including in Phase 3 trials in tuberous sclerosis complex and refractory status epilepticus. Ganaxolone is a neuroactive steroid GABAA receptor modulator that acts on a well-characterized target in the brain known to have anti-seizure effects. It is being developed in IV and oral formulations to maximize therapeutic reach for adult and pediatric patients in acute and chronic care settings. For more information visit www.marinuspharma.com

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may", "will", "expect", "anticipate", "estimate", "intend", "believe", and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our expected clinical development plans, enrollment in our clinical trials, regulatory communications and submissions and product launches for ganaxolone, and the timing thereof; our expectations regarding the expanded enrollment criteria for the RAISE trial, including the effect on enrollment and the expected timing of adoption of the protocol updates; the potential for an early stop to the RAISE trial for efficacy data if the analysis were to meet the predefined statistical criteria; our expectations regarding BARDA funding; our expectations regarding the timing of the RAISE trial, including with respect to site activations, expansion and the timing of topline data; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives and other future event.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the FDA or EMA may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; delays, interruptions or failures in the manufacture and supply of our product candidates; the company’s ability to obtain additional funding to support its clinical development and commercial programs; and the effect of the COVID-19 pandemic on our business, the medical community, regulators and the global economy. This list is not exhaustive and these and other risks are described in our periodic reports, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov.

Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Company Contact
Sasha Damouni Ellis
Vice President, Corporate Affairs & Investor Relations
Marinus Pharmaceuticals, Inc.
484-253-6792
sdamouni@marinuspharma.com